Exhibit 99.1

JDSU TO OFFER $375 MILLION OF SENIOR CONVERTIBLE NOTES

Milpitas, California, May 10, 2006 – JDSU today announced that it plans to offer $375 million of senior convertible notes due 2026 in an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company also expects to grant the initial purchasers a 30-day option to purchase up to an additional $50 million principal amount of notes solely to cover over-allotments.

JDSU intends to use the net proceeds of the convertible offering for general corporate purposes, which may include the repayment of existing debt.

The Company will sell the notes in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or under any state securities law, and may not be offered or sold in the United States (or to a U.S. person) without registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state laws. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include: (i) the likelihood of proceeding with the offering and (ii) the use of proceeds described above. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation, the following: (i) market factors affecting the price of bonds and equity securities, (ii) the amount of cash generated from the business, (iii) the prevailing interest rates and (iv) the existence of alternative uses for the Company’s cash.

The forward-looking statements contained in this news release are made as of the date hereof and the Company does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Contact

Jacquie Ross, 408-546-4445, investor.relations@jdsu.com